EXHIBIT 12(b)

          COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                     AND PREFERRED SHARE DIVIDENDS
           SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

                                               Year Ended
                               -----------------------------------------
(millions, except ratios)          1996            1995         1994
Fixed Charges
  Interest and amortization
   of debt discount and
   expense on all indebtedness    $1,365          $1,373       $1,279

  Add interest element
   implicit in rentals               121             119          114
                                  ------          ------       ------
                                   1,486           1,492        1,393
  Preferred dividend factor           41              89          234
  Interest capitalized                 5               4            1
                                  ------          ------       ------
Total fixed charges               $1,532          $1,585       $1,628
                                  ------          ------       ------
                                  ------          ------       ------
Income
  Income from
   continuing operations          $1,271          $1,025         $857
  Deduct undistributed net
    income (loss)of
    unconsolidated companies           8               9           (7)
                                  ------          ------       -------
                                   1,263           1,016          864
Add
  Fixed charges (excluding
   interest capitalized and
   preferred dividend factor)      1,486           1,492        1,393
  Income taxes                       834             703          614
                                  ------          ------        -----
    Income before
     fixed charges and
     income taxes                 $3,583          $3,211       $2,871
                                  ------          ------       ------
                                  ------          ------       ------

Ratio of income to combined
  fixed charges and preferred
   share dividends                  2.34            2.03         1.76
                                  ------          ------       ------
                                  ------          ------       ------

(A) In 1996 all the outstanding 8.88% Preferred Shares, First Series were redeemed and thereafter the Company made no other preferred dividend payments.